EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our reports dated March 27, 2014 relating to the consolidated financial statements of MAG Silver Corp. (“MAG Silver”) appearing in this Annual Report on Form 40-F of MAG Silver for the year ended December 31, 2013.

/s/ “Deloitte LLP”

Chartered Accountants
Vancouver, BC, Canada
March 31, 2014